Gentex Appoints Kathy Starkoff to Board of Directors

Zeeland, MI, October 1, 2018 – Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, announced today that Kathy Starkoff, Founder, President and CEO of Orange Star Consulting, has been appointed to its board of directors.

For the past 30 years, Ms. Starkoff has provided technology-focused leadership that spans from higher education to Fortune 500 organizations. She has skillfully translated digital and technological innovations into strategy, directed enterprise risk management, and guided mission-critical system, process and organizational changes. She has served as a leader and board member for several well-respected nonprofit, education and technology companies.

“We are honored and fortunate to have found a board member of Kathy’s caliber,” said Steve Downing, CEO of Gentex. “She gives us the opportunity to bring fresh, thoughtful insights to our technology and strategic priorities. Kathy’s values are in line with Gentex’s, and she shares in our approach of finding and making long-term strategic decisions that will continue our growth trajectory for the benefit of all of our stakeholders.”

Prior to founding Orange Star, Ms. Starkoff served as CIO at The Ohio State University, where she was a member of both the President’s Council and the University’s Management Committee, providing strategic direction and advice to the President, key leaders and the Board of Trustees. Prior to that assignment, Ms. Starkoff served as CTO and Group Vice President of Limited Brands, a $6 billion global retailer, now LBrands. While there, Ms. Starkoff led transformational change, which included informing and advising key executives and the board of directors. Before her role at LBrands, Ms. Starkoff was CTO and Senior Vice President at Bank One Corporation, now Chase, where she used her experience to help improve the speed and effectiveness of IT in mergers and acquisitions.

In addition to her new role with Gentex, Ms. Starkoff currently serves as Board Chair of Flying Horse Farms and is also a member of the SeriousFun Children’s Network Board. Her previous board experience includes a vice chair role of Columbus Academy’s Board of Directors, and Nominating and Governance Committee Chair, as well as a member of the Head-of-School search committee. Ms. Starkoff has served as an advisor to the National Science Foundation’s Office of Advanced Cyberinfrastructure. Ms. Starkoff holds a Master of Business Administration degree from Case Western Reserve University and a Bachelor of Science degree in mathematics, from Kent State University.

“I’m honored and excited to serve on Gentex’s board of directors, and I look forward to working with the management team and other members of the board to continue supporting Gentex’s long term growth strategies,” said Ms. Starkoff.

About Gentex Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

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Contact Information:
Investor Contact
Josh O’Berski
616.772.1590 x5814

Gentex Media Contact
Craig Piersma
616.772.1590 x4316